Exhibit 99.3

Subject Line: Important Announcement from Andy Hendricks

Patterson Team,

I am pleased to share that, moments ago, we announced that Patterson-UTI and NexTier Oilfield Solutions will combine in a merger of equals. The merger will create an industry leading drilling and completions services provider with a foothold in the most active major U.S. basins, along with operations in Latin America. A copy of the joint press release we issued this morning is attached to this email.

Over the last two decades, we have enhanced our portfolio of solutions through organic investment, innovation and strategic acquisitions across our drilling and pressure pumping businesses to meet the growing needs of our customers. Through outstanding operational execution and success in serving our diverse and well-funded customer base, we have achieved strong results and a leadership position in oilfield services. At the same time, we continually evaluate how best to build on those efforts to drive continued growth and value creation, and better serve customers across the entire value chain, including by bolstering our well completions offerings. Our combination with NexTier, a leader in well completions technology, accelerates these objectives and positions us for an even brighter future.

Our comprehensive portfolio across drilling and well completions will benefit from a best-in-class operational and technology portfolio, along with data analytics to maximize well performance. To give you a sense for the capabilities of each business, the Contract Drilling business will have 172 super-spec drilling rigs, along with our leading Directional Drilling business. The combined Well Completions business will have a deployed capacity of 45 active spreads and 3.3 million hydraulic fracturing horsepower, with nearly two-thirds of deployed fleets being dual fuel capable. We believe the combined company will be stronger together than either company is on its own, making us a partner of choice for our customers.

Just as Patterson-UTI is synonymous with sustainability, safety and community, NexTier embodies the same core values. Patterson-UTI and NexTier also share a commitment to supporting the growth, development and career advancement of employees, which will be a key tenet of the go-forward organization. Both companies have headquarters in Houston and are committed to serving local communities here and across our respective footprints.

I will continue to serve as President and CEO of the combined company. Robert Drummond, NexTier’s CEO, will transition to our combined Board of Directors and serve as Vice Chair. Curtis Huff, our Chair of the Board, will remain Chair of the combined company. We will maintain the Patterson-UTI Energy name, but our expanded Well Completions segment will operate under the NexTier Completions brand. And our combined HQ will remain in Houston.

In the coming weeks, we will be forming an integration planning team with leaders of both organizations to begin planning for how to best bring our organizations together. We will be thoughtful and transparent throughout this process, with the goal of creating a roadmap to combine the best of Patterson-UTI and NexTier for the benefit of our employees, customers and communities.

We know you will have questions and an FAQ is attached, which should address some of your initial questions. I encourage you to join our live town hall at 1:00 PM CT this afternoon to hear more about this announcement and importantly, we will have the chance to answer your questions.

Please keep in mind that today’s announcement is just Day 1. We expect that this transaction will close in the fourth quarter of 2023, subject to Patterson-UTI and NexTier shareholder approval, regulatory approval and other customary closing conditions. Until then, Patterson-UTI and NexTier must continue to operate as separate, independent companies.

Finally, I want to express my tremendous gratitude for your dedication and commitment to our customers, communities and each other. Your hard work has made this exciting milestone possible, and I look forward to our promising future together.

Sincerely,

Andy Hendricks

As a reminder, please continue to refer calls from the media to media.relations@patenergy.com and calls from investors or other outside parties to investor.relations@patenergy.com or (281) 765-7170.

Important Additional Information Regarding the Proposed Transaction Will Be Filed with the SEC

In connection with the proposed transaction, Patterson-UTI intends to file with the SEC a registration statement on Form S-4 that will include a joint proxy statement of Patterson-UTI and NexTier that also constitutes a prospectus of Patterson-UTI. Each of Patterson-UTI and NexTier also plan to file other relevant documents with the SEC regarding the proposed transaction. No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended. Any definitive joint proxy statement/prospectus (if and when available) will be mailed to shareholders of Patterson-UTI and NexTier. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and shareholders will be able to obtain free copies of these documents (if and when available) and other documents containing important information about Patterson-UTI and NexTier once such documents are filed with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Patterson-UTI will be available free of charge on Patterson-UTI’s website at http://www.patenergy.com or by contacting Patterson-UTI’s Investor Relations Department by phone at (281) 765-7170. Copies of the documents filed with the SEC by NexTier will be available free of charge on NexTier’s website at https://nextierofs.com or by contacting NexTier’s Investor Relations Department by phone at (346) 242-0519.

Participants in the Solicitation

Patterson-UTI, NexTier and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the directors and executive officers of Patterson-UTI is set forth in its proxy statement for its 2023 annual meeting of shareholders, which was filed with the SEC on April 11, 2023, and Patterson-UTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on February 13, 2023. Information about the directors and executive officers of NexTier is set forth in its proxy statement for its 2023 annual meeting of shareholders, which was filed with the SEC on April 28, 2023, and NexTier’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on February 16, 2023. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction when such materials become available. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from Patterson-UTI or NexTier using the sources indicated above.

No Offer or Solicitation

This document is not intended to and does not constitute an offer to sell or the solicitation of an offer to subscribe for or buy or an invitation to purchase or subscribe for any securities or the solicitation of any vote in any jurisdiction pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, the public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone and the internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction.